Exhibit 10.3

Vice Presidents and

Executive Officers

BORLAND SOFTWARE CORPORATION

INCENTIVE COMPENSATION PLAN

FOR SENIOR MANAGEMENT

I.	PURPOSE OF THE PLAN

This Incentive Compensation Plan is intended to promote the interests of Borland Software Corporation, a Delaware corporation (the “Corporation”), by providing eligible individuals in the Corporation’s employ with the opportunity to participate in a cash bonus program tied to the attainment of personal and corporate performance objectives which will provide them with a meaningful incentive to remain in the Corporation’s employ and contribute to the Corporation’s financial success.

II.	DEFINITIONS

Actual Bonus shall mean the bonus actually earned by the Participant for one or more Fiscal Quarters in the Year in question and may in the aggregate be more than, less than or equal to his or her Target Bonus for that Year.

Base Salary shall mean the annual rate of base salary in effect for the Participant at the start of each Year in which he or she participates in the Plan. For an individual who first becomes a Participant after the start of the Year, his or her Base Salary shall be the annual rate of base salary in effect for him or her on the date of entry into the Plan. In the event a Participant’s Base Salary is increased or decreased during the Year, such adjusted salary shall be reflected in the Fiscal Quarter following the Fiscal Quarter in which such adjustments took effect, for purposes of calculating the subsequent bonus entitlements of such Participant under the Plan. Base Salary shall be calculated before deduction of (i) any income or employment tax withholdings, (ii) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or Code Section 125 cafeteria benefit plan now or hereafter established by the Corporation, (iii) any contributions made by the Participant to the Corporation’s Employee Stock Purchase Plan (“ESPP”), and (iv) any reduction to the Participant’s rate of base salary as a result of any salary reduction election for the Year made by such Participant pursuant to the Salary Investment Option Grant Program in effect under the Corporation’s 2002 Stock Incentive Plan. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments, including cash bonuses received under this Plan, (ii) the matching contributions or deferred profit-sharing contributions made by the Corporation under any Code Section 401(a) or 401(k) plan now or hereafter established and (iii) any and all other contributions (other than Internal Revenue Code Section 401(k) or Section 125 contributions) made on the Participant’s behalf by the Corporation under any employee benefit or welfare plan now or hereafter established.

Board shall mean the Corporation’s Board of Directors.

Code shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

Corporate Performance Component shall mean the portion of the Target Bonus which is contingent upon the Corporation’s attainment of the Corporate Performance Objectives for the Year.

Corporate Performance Objectives shall mean the financial or other performance milestones the Corporation must attain as a condition to the Participant’s entitlement to the Corporate Performance Component of his or her Target Bonus for the applicable period. Corporate Performance Objectives may be tied to operating income, worldwide revenue, earnings per share, net profit, return on equity, return on sales, capital or assets, earnings before interest expense, taxes, depreciation and amortization and other milestones established by the Plan Administrator.

Disability shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to continue for a period of twelve (12) consecutive months or more.

Earn-Out Date shall, for the Quarterly Target Bonus, mean the last business day of each Fiscal Quarter in the Year in question and shall be the date on which the Participant’s entitlement (if any) to a payout of the Personal Performance Component of his or her Actual Bonus for that Fiscal Quarter shall first accrue. “Earn-Out Date” shall, for the Corporate Performance Component of the Target Bonus, mean the last business day of the Year in question and shall be the date on which the Participant’s entitlement (if any) to a payout of the Corporate Performance Component of his or her Actual Bonus for that Year shall first accrue.

Employee Status shall mean the individual’s performance of services for the Corporation or any Participating Subsidiary as a regular full-time or part-time employee.

Executive Officer shall mean each executive officer of the Corporation who is subject to the reporting and short-swing liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended. For purposes of this Plan, “Executive Officer” shall not include the Chief Executive Officer.

Fiscal Quarter shall mean each of the fiscal quarters within the Year in question under the Plan.

Participant shall mean any (i) Executive Officer or (ii) Vice President of the Corporation who participates in the Plan in accordance with the eligibility provisions of Article IV.

Participating Subsidiary shall mean any Subsidiary which has, with the written authorization of the Board, extended the benefits of the Plan to its eligible Executives. The Participating Subsidiaries are listed in the attached Schedule I, which may be amended from time to time by the Plan Administrator.

Personal Performance Component shall mean the portion of the Target Bonus which is contingent upon the Participant’s attainment of the Personal Performance Objectives in effect for one or more Fiscal Quarters.

Personal Performance Objectives shall mean the performance goals which the Participant must personally attain or the performance milestones which his or her business unit must attain as a condition to the Participant’s entitlement to the Personal Performance Component of his or her Target Bonus for the applicable period.

Plan shall mean this Borland Software Corporation Incentive Compensation Plan, as amended from time to time.

Plan Administrator shall mean (i) the Compensation Committee of the Board in its capacity as administrator of the Plan or (ii) any person or persons to whom the Compensation Committee delegates responsibility and authority to administer one or more aspects of the Plan.

Quarterly Target Bonus shall mean the dollar amount that comprises the Personal Performance Component of the Target Bonus for the Fiscal Quarter.

Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Target Bonus shall mean the bonus opportunity provided each Participant for each Year the Plan remains in effect. The Target Bonus shall be stated in terms of a specific percentage of the Participant’s Base Salary and shall be earned in part on the basis of the Corporation’s attainment of the applicable Corporate Performance Objectives for the Year in question and in part on the basis of the Participant’s achievement of the applicable Personal Performance Objectives (if any) established for him or her for each Fiscal Quarter within that Year.

Year shall mean each fiscal year of the Corporation for which the Plan remains in effect.

III.	ADMINISTRATION OF THE PLAN

A.      The Compensation Committee as Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper plan administration and to make such determinations under, and issue such interpretations of, the Plan as it may deem advisable. Decisions of the Plan Administrator shall be final and binding on all parties with an interest in the Plan.

B.    Prior to the start of each Year, the senior management of the Corporation shall submit recommendations concerning the Corporate Performance Objectives upon which the Corporate Performance Component of each Participant’s Target Bonus for that Year will be based, and the Plan Administrator shall, on the basis of those recommendations, establish the actual Corporate Performance Objectives which shall serve as the Corporate Performance Component of each Participant’s Target Bonus for the Year. The Corporate Performance Objectives shall be established within forty-five (45) days after the start of the Year. The Plan

Administrator shall have the discretionary authority to adjust the established Corporate Performance Objectives during the course of the Year should the Plan Administrator determine, in its sole discretion, that extraordinary or unexpected events require such adjustments in order to maintain the objectives and purposes of the Plan.

C.    The Plan Administrator shall have the sole and exclusive responsibility to administer all aspects of the Plan with respect to the Executive Officers who are Participants; provided, however, that the Plan Administrator may delegate any or all of those responsibilities to the Chairman of the Compensation Committee, in which event such Chairman shall have the authority to administer the Plan with respect to the delegated responsibilities. Except with respect to (i) the establishment of the Corporate Performance Objectives for the Year and (ii) the initial level placement of each Participant for the Year, the Plan Administrator may delegate one or more of its duties and responsibilities under the Plan as they relate to Participants who are not Executive Officers to any officer or officers of the Corporation as the Plan Administrator deems advisable.

IV.	ELIGIBILITY

Each individual who is an Executive Officer or a Vice President of the Corporation at the start of the Year or who is hired in such capacity within the first twenty-one (21) days of that Year shall qualify as a Participant for that Year. Any individual hired as an Executive Officer by the Corporation or a Participating Subsidiary or as a Vice President by the Corporation after the first twenty-one (21) days of the Year shall commence participation in the Plan on the first day of the first Fiscal Quarter in that Year in which he or she is such an Executive Officer or Vice President with at least twenty one (21) days of service in such capacity.

V.	DETERMINATION OF TARGET BONUS

A.    There shall be up to six (6) separate levels of participation in the Plan each Year, and the level at which each Participant is placed shall determine the size of his or her Target Bonus for the Year. The Plan Administrator shall have complete discretion, exercisable up until the forty-fifth (45th) day of each Year, to determine the number of levels of participation for that Year and the percentage of Base Salary which is to serve as the Target Bonus for each level.

B.    The Plan Administrator shall determine the level placement of each Participant on the basis of recommendations submitted by the Corporation’s Human Resources Department. Each Participant shall be informed of his or her level placement for the Year within forty-five (45) days after the start of that Year or, for a Participant who enters the Plan after the start of the Year, within forty-five (45) after the start of the first Fiscal Quarter of his or her participation.

C.    The Plan Administrator may change a Participant’s level of participation for a particular Year to take into account any promotion, demotion or substantial change in job responsibilities. Such changes shall be made on the basis of recommendations submitted by the Corporation’s Human Resources Department. Any such change to a Participant’s level placement shall, at the Plan Administrator’s sole discretion, be made either retroactive to the start of the Fiscal Quarter in which such change to Participant’s status occurs or prospective to the start of the next Fiscal Quarter.

D.    The Target Bonus of each Participant may be tied solely to the Corporation’s attainment of the Corporate Performance Objectives for the applicable period or may in addition contain a Personal Performance Component established in accordance with the following procedure:

Within thirty (30) days after the start of one or more Fiscal Quarters of participation, the Personal Performance Objectives for each Participant (if any) for that Fiscal Quarter shall be established by his or her individual manager, subject to review by the Plan Administrator at its discretion. Personal Performance Objectives shall be tied to the individual’s personal attainment of objectives which must be specified performance targets for the Participant or for his or her business unit. On the basis of recommendations submitted by the Corporation’s Human Resources Department, the Plan Administrator shall determine the percentage of the Participant’s Target Bonus to serve as his or her Personal Performance Component, and that percentage shall be allocated among the individual performance objectives in such percentage as the Participant’s individual manager shall deem appropriate.

VI.	DETERMINATION OF ACTUAL BONUS

A.    The Actual Bonus earned by a Participant under the Plan for a particular Year shall be determined in accordance with the following procedures:

The dollar amount of the Personal Performance Component for each Fiscal Quarter shall be calculated as follows:

First, the Participant’s Target Bonus for the Year shall be divided into the Corporate Performance and Personal Performance Components in accordance with the procedures set forth in Section V.

Then, the Personal Performance Component of the Target Bonus for the Year shall be divided by four (4) to determine the portion allocable to each Fiscal Quarter in that Year. That dollar amount shall comprise the Quarterly Target Bonus.

Determination of Quarterly Target Bonus:

Following is an example for calculating the Quarterly Target Bonus based on an annual base salary of $100,000:

Target Bonus Percentage (10%)	x	Participant’s Base Salary ($100,000)	=	Target Bonus ($10,000)

Target Bonus ($10,000)	x	Personal Performance Component (50%)	=	Dollar Amount of Personal Performance Component ($5,000)

Dollar Amount of Personal Performance Component ($5,000)	÷	4	=	Quarterly Target Bonus ($1,250)

Determination of Actual Bonus Attributable to Quarterly Target Bonus:

Then, the dollar amount of the Quarterly Target Bonus shall be reallocated among the various individual performance objectives comprising the Personal Performance Component of that Quarterly Target Bonus, with the dollar amount allocated to each individual performance objective to be in proportion to the percentage of the Personal Performance Component previously assigned to that objective. The dollar amount so assigned to each such performance objective shall then be multiplied by the percentage attainment of that performance objective for the Fiscal Quarter, based on the evaluation of the Participant’s performance by his or her individual manager. The dollar amount obtained for each individual performance objective shall then be aggregated to determine the total dollar amount of the Actual Bonus earned for such Fiscal Quarter on the basis of the Quarterly Target Bonus established for that quarter.

Following is an example for calculating the Actual Bonus attributable to the percentage attainment of the Personal Performance Component to which the Quarterly Target Bonus of $1,250 is tied:

Individual Personal Objective	% Allocation Per Project	Reallocation of Personal Performance Component of the $1,250 Quarterly Target Bonus	Actual % Achieved	Dollar Amount of Actual Bonus Earned
Project A	25%	$ 312.50	25%	$78.125
Project B	25%	$ 312.50	50%	$156.25
Project C	50%	$ 625.00	100%	$625.00
Total		$1,250.00		$859.38

The Corporate Performance Component shall be calculated as follows:

First, the Target Bonus shall be multiplied by the percentage representing the Corporate Performance Component tied to the attainment of the designated Corporate Performance Objectives for the Year. The resulting dollar amount shall comprise the Corporate Performance Component of the Target Bonus for the Year. However, if the individual becomes a Participant after the start of the Year, then the dollar amount of his or her Corporate Performance Component for that Year shall be pro-rated by multiplying such dollar amount by a fraction, the numerator of which is the number of calendar months of Employee Status completed by the Participant individual in such Year (rounded to the nearest whole month), and the denominator is twelve (12).

Then, the dollar amount of the Corporate Performance Component (as pro-rated, if applicable) shall be multiplied by the percentage of the Corporate Performance Objectives attained for that Year to determine the portion of the Participant’s Actual Bonus for such Year attributable to the Corporate Performance Component. The Plan Administrator shall determine within the first forty-five (45) days after the start of the Year, the algorithm for measuring the attainment of the Corporate Performance Objectives for that Year.

VII.	ELIGIBILITY FOR ACTUAL BONUS AND PAYOUT

A.        A Participant shall not earn or otherwise become entitled to any Actual Bonus for a particular Fiscal Quarter or Year unless such Participant continues in Employee Status through the Earn-Out Date for that Fiscal Quarter or Year. However, should a Participant cease Employee Status before the Earn-Out Date in a particular Fiscal Quarter or Year by reason of death or Disability, then the Participant (or his or her estate) shall accordingly, receive a dollar amount, payable in accordance with the payment schedule set forth in Paragraph B below, equal to (i) the portion of the Actual Bonus (if any) such Participant would have otherwise earned for that Fiscal Quarter based on his or her personal performance for the portion of the Fiscal Quarter preceding his or her death or Disability, and (ii) a portion of the Actual Bonus he or she would have otherwise earned for such Year on the basis of the actual percentage attainment of the Corporate Performance Objectives for that Year, prorated from the beginning of that particular Year to the date in which the Participant ceases Employee Status.

B.        The Actual Bonus Payment to which each Participant becomes entitled under the Plan shall be paid as follows:

(i)     The Personal Performance Component (if any) shall be paid within forty-five (45) days after the close of the Fiscal Quarter for which that portion of the Actual Bonus is earned.

(ii)    The Corporate Performance Component shall be paid in one payment within forty-five (45) days after the close of the Year for which that portion of the Actual Bonus is earned.

Each payment shall be subject to the collection by the Corporation (or the Participating Subsidiary) of all applicable federal, state and local income and employment taxes, and the Participant shall only be paid the amount which remains after the collection of those taxes.

VIII.	PLAN DURATION AND AMENDMENT

The Plan shall be in effect for the 2002 Year and for each subsequent fiscal year of the Corporation until the Plan Administrator by appropriate resolution terminates the Plan. No Participant shall accrue any rights to receive an Actual Bonus for a particular Fiscal Quarter or Year for which the Plan is outstanding until the Earn-Out Date for that Fiscal Quarter or Year. Accordingly, the Plan Administrator in its sole discretion may amend or terminate the Plan at any time prior to the Earn-Out Date in effect for a particular Fiscal Quarter or Year, and any such amendment or termination shall be applicable for that Fiscal Quarter or Year and each subsequent Fiscal Quarter in that Year.

IX.	NON-TRANSFERABILITY

The right to receive an Actual Bonus under the Plan may not be transferred, assigned, pledged or encumbered. Should a Participant die before receipt of any Actual Bonus to which he or she becomes entitled under the Plan, then that bonus shall be paid to the Participant’s estate.

X.	OTHER INCENTIVE PLANS

The Plan shall, effective with the 2002 Year, replace all other existing cash incentive or bonus plans for all Executives of the Corporation and the Participating Subsidiaries.

XI.	NO EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon a Participant any right to continue in Executive or Employee Status for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation or any Participating Subsidiary or of the Participant, which rights are hereby expressly reserved by each, to terminate the Executive or Employee Status of the Participant at any time for any reason, with or without cause.

XII.	GOVERNING LAW

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California without resort to the conflict-of-laws rules thereof or of any other jurisdiction.

IN WITNESS WHEREOF, Borland Software Corporation has caused this instrument to be executed on by its behalf by it duly-authorized officer as of the 22nd day of January, 2003.

BORLAND SOFTWARE CORPORATION

By: /s/ KEITH E. GOTTFRIED
Name: Keith E. Gottfried
Title: Senior Vice President, Law and Corporate Affairs, General Counsel, Chief Legal Officer and Corporate Secretary.

Vice Presidents and

Executive Officers

SCHEDULE I

LIST OF PARTICIPATING SUBSIDIARIES

None